Filed Pursuant to Rule 433

Registration No. 333-202524

July 25, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015,

and Stock-Linked Underlying Supplement dated March 5, 2015)

Structured Investments	HSBC USA Inc. $ Leveraged Contingent Buffered Enhanced Notes (CBEN) Linked to the Common Stock of Costco Wholesale Corporation due August 15, 2018 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing August 15, 2018.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of the Reference Asset Issuer
Reference Asset Issuer:	Costco Wholesale Corporation (“COST”)
Knock-Out Event:	A Knock-Out Event will occur if the Final Price is less than the Initial Price by a percentage that is greater than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	15%
Contingent Minimum Return:	0%
Principal Amount:	$1,000 per Note
Trade Date:	July 28, 2017
Pricing Date:	July 28, 2017
Original Issue Date:	August 2, 2017
Final Valuation Date:	August 10, 2018, subject to adjustment as described in “Additional Terms of the Notes — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and expected to be August 15, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Maximum Return:	14.00%. In no event will the return on your Notes exceed the Maximum Return of 14.00%. This means the Payment at Maturity for each $1,000 Principal Amount will not exceed $1,140.00.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Maximum Return. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount will equal
$1,000 + ($1,000 × Reference Return).
If a Knock-Out Event has occurred, you will lose some or all of your investment. This means that if the Reference Return is -100%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the Reference Return multiplied by the Upside Participation Rate, subject to a minimum return of $1,000 (the return represented by the Contingent Minimum Return) and a maximum return of $1,140.00 (the return represented by the Maximum Return). For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?” herein.
Upside Participation Rate:	125.00%
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price of the Reference Asset as determined by the Calculation Agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset as determined by the Calculation Agent on the Final Valuation Date.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP / ISIN:	40435FCP0 / US40435FCP09
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

An investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $970 and $990 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

July [●], 2017

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

•	The prospectus supplement:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	The prospectus:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Investor Suitability

The Notes may be suitable for you if:

▪     You seek an investment with a return linked to the performance of the Reference Asset and you believe that the Final Level of the Reference Asset will be equal to or greater than the Knock-Out Buffer Amount on the Final Valuation Date.

▪     You are willing to invest in the Notes based on the Maximum Cap indicated herein, which may limit your return at maturity.

▪     You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero when a Knock-Out Event has occurred.

▪     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the Reference Asset.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the Notes to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▪     You do not believe that the Final Level of the Reference Asset will be equal to or greater than the Knock-Out Buffer Amount on the Final Valuation Date.

▪     You are unwilling to invest in the Notes based on the Maximum Cap indicated herein, which may limit your return at maturity.

▪     You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero when a Knock-Out Event has occurred.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the Reference Asset.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the Notes to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by the Upside Participation Rate of 125.00%, up to the Maximum Return on the Notes of 14.00%, or a maximum Payment at Maturity of $1,140.00 for every $1,000 Principal Amount. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 0% on the Notes, or a minimum Payment at Maturity of $1,000.00 for every $1,000 Principal Amount of the Notes. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount at maturity, even if the Final Price is below the Initial Price. If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1% of your Principal Amount for every 1% that the Final Price is less than the Initial Price. If a Knock-Out Event has occurred and the Reference Return is -100%, you will lose your entire investment.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset, subject to the Maximum Return and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If on the Final Valuation Date, the Final Price is less than the Initial Price by a percentage that exceeds the Knock-Out Buffer Amount, a Knock-Out Event will have occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the Principal Amount of your investment for every 1% decline of the Final Price as compared to the Initial Price. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.

•	The amount payable on the NOTES is not linked to the PRICE of the Reference Asset at any time other than ON THE FINAL VALUATION DATE — The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then drops on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the stated maturity date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Price is greater than the Initial Price, for each $1,000 Principal Amount you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 14.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum RETURN.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the price of the Reference Asset. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the

Calculation Agent to adjust the price of the shares of the Reference Asset, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See “Additional Terms of the Notes —Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER— We are not affiliated with the Reference Asset Issuer, nor have we made any independent investigation regarding the adequacy or completeness of the information about the Reference Asset Issuer contained in this free writing prospectus. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the price of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE SHARES OF ANOTHER COMPANY AND NOT COSTCO WHOLESALE CORPORATION — Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the price of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the securities markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 15%, the Contingent Minimum Return on the Notes of 0%, the Maximum Return of 14.00%, the Upside Participation Rate of 125.00% and assume an Initial Price of $100.00. The actual Initial Price will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return*
$200.00	100.00%	14.00%
$180.00	80.00%	14.00%
$170.00	70.00%	14.00%
$150.00	50.00%	14.00%
$140.00	40.00%	14.00%
$130.00	30.00%	14.00%
$120.00	20.00%	14.00%
$111.20	11.20%	14.00%
$108.00	8.00%	10.00%
$105.00	5.00%	6.25%
$104.00	4.00%	5.00%
$103.00	3.00%	3.75%
$101.00	1.00%	1.25%
$100.00	0.00%	0.00%
$95.00	-5.00%	0.00%
$90.00	-10.00%	0.00%
$85.00	-15.00%	0.00%
$80.00	-20.00%	-20.00%
$70.00	-30.00%	-30.00%
$60.00	-40.00%	-40.00%
$50.00	-50.00%	-50.00%
$40.00	-60.00%	-60.00%
$20.00	-80.00%	-80.00%
$0.00	-100.00%	-100.00%

The table above assumes an Initial Price of $100.00; the actual Initial Price will be set on the pricing date.
* If a Knock-Out Event occurs, you will lose 1% of your Principal for each 1% that the Final Price is less than the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event does not occur, and the price of the Reference Asset decreases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $90.00. Because a Knock-Out Event has not occurred and the Reference Return of -10.00% is less than the Contingent Minimum Return of 0.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 0%) = $1,000.00

Example 2: A Knock-Out Event does not occur, and the price of the Reference Asset increases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $108.00. Because a Knock-Out Event has not occurred and the Reference Return of 8.00% multiplied by the Upside Participation Rate is greater than the Contingent Minimum Return of 0.00% but less than the Maximum Return of 14.000%, the investor receives a Payment at Maturity of $1,160.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 8% x 125%) = $1,100.00

Example 3: A Knock-Out Event does not occur, and the price of the Reference Asset increases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $130.00. Because a Knock-Out Event has not occurred and the Reference Return of 30.00% multiplied by the Upside Participation Rate is greater than the Maximum Return of 14.00% the investor receives a Payment at Maturity of $1,140.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 14.00%) = $1,140.00

Example 4: A Knock-Out Event has occurred, and the price of the Reference Asset decreases from the hypothetical Initial Price of $100.00 to a hypothetical Final Price of $60.00. Because a Knock-Out Event has occurred, and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset. The investor will receive a Payment at Maturity of $600.00 per $1,000.00 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -40%) = $600.00

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy shares of the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

Description of Costco Wholesale Corporation

Costco Wholesale Corporation operates wholesale membership warehouses in multiple countries. The company sells food, automotive supplies, toys, hardware, sporting goods, jewelry, electronics, apparel, health and beauty aids, as well as other goods. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20355 or its CIK Code: 909832. The company’s common stock is listed on the NASDAQ under the ticker symbol “COST.”

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 1, 2008 through July 24, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in U.S. dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	69.86	60.04	64.97	December 31, 2012	105.94	94.47	98.77
June 30, 2008	74.45	64.97	70.14	March 28, 2013	106.64	98.77	106.11
September 30, 2008	74.66	60.35	64.93	June 28, 2013	114.83	103.61	110.57
December 31, 2008	64.93	44.99	52.50	September 30, 2013	120.07	110.43	115.12
March 31, 2009	53.35	38.44	46.32	December 31, 2013	125.43	112.21	119.01
June 30, 2009	49.70	44.34	45.70	March 31, 2014	119.01	110.18	111.68
September 30, 2009	58.58	44.54	56.46	June 30, 2014	118.23	110.65	115.16
December 31, 2009	61.12	55.69	59.17	September 30, 2014	127.62	115.16	125.32
March 31, 2010	61.65	57.07	59.71	December 31, 2014	144.15	122.95	141.75
June 30, 2010	61.74	54.83	54.83	March 31, 2015	155.92	139.14	151.50
September 30, 2010	65.01	53.61	64.49	June 30, 2015	152.5.	135.06	135.06
December 31, 2010	72.85	62.21	72.21	September 30, 2015	146.89	132.71	144.57
March 31, 2011	75.43	69.76	73.32	December 31, 2015	168.87	144.56	161.50
June 30, 2011	83.86	73.32	81.24	March 31, 2016	161.50	143.28	157.58
September 30, 2011	85.07	70.39	82.12	June 30, 2016	158.25	141.29	157.04
December 30, 2011	88.06	79.02	83.32	September 30, 2016	169.04	147.49	152.51
March 30, 2012	91.52	78.98	90.80	December 31, 2016	163.86	142.24	160.11
June 29, 2012	95.00	82.62	95.00	March 31, 2017	177.98	159.73	167.69
September 28, 2012	102.81	93.68	100.13	June 30, 2017	182.45	157.13	159.93
				July 24, 2017*	159.93	150.44	151.00

* This free writing prospectus includes information for the third calendar quarter of 2017 for the period from July 1, 2017 through July 24, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the performance of the Reference Asset from January 2, 2008 through July 24, 2017, based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Asset is not indicative of its future performance.

Historical Performance of the Reference Asset

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. The placement agents for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes.

Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.